EXHIBIT 15

To the Board of Directors of

Cornerstone Ministries Investments, Inc.

We are aware of the use of our report on unaudited interim financial information dated May 11, 2007 in the prospectus for Cornerstone Ministries Investments, Inc. included in its registration statement on Form SB-2 (File No. 333-131861).

/s/ Berman Hopkins Wright & Laham CPAs and Associates, LLP

July 11, 2007